Exhibit 99.2

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING DECLARES 2-FOR-1 STOCK SPLIT

Wyomissing, Penn., (February 3, 2005) — Penn National Gaming, Inc. (PENN:Nasdaq) announced today that its Board of Directors has approved a 2-for-1 split of the Company’s common stock.  The stock split will be in the form of a stock dividend of one additional share of the Company’s common stock for each share held.  The additional shares will be distributed on March 7, 2005 to shareholders of record on February 14, 2005.

As a result of the stock dividend, the number of outstanding shares of Penn National’s common stock will increase to approximately 81.9 million.  The Company’s financial guidance, initiated today, for the quarter ending March 31, 2005 and full year ending December 31, 2005, does not reflect the effect of the 2-for-1 split of the Company’s common stock.

Peter M. Carlino, Chief Executive Officer of Penn National said,  “The Board believes the stock dividend will enhance the liquidity of Penn National shares and make them attractive to a broader range of investors.  The Board’s decision to effect a stock dividend also recognizes the Company’s strong historical performance, as well as the significant near- and long-term growth opportunities that we believe lie ahead.”

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn National’s facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino.  In November 2004, Penn National Gaming agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the second half of 2005.

-more-

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully complete the proposed acquisition of Argosy Gaming Company and to successfully integrate its operations; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation the issuance of final operators’ licenses in Maine and Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; the outcome and financial impact from the event of default under the indentures governing the Hollywood Casino Shreveport notes and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. In addition, consummation of Penn National’s acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

# # #